Exhibit 99.1

TeleTech Completes Acquisition of the Integrated Contact Solutions Business Unit of eLoyalty

Cloud-Based Technology Solution Furthers TeleTech’s Revenue Diversification Efforts;

Acquisition Expected to be Immediately Accretive to Earnings

ENGLEWOOD, Colo., May 31, 2011 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of strategic consulting and technology-enabled business process outsourcing solutions that drive commerce and differentiate the customer experience, today announced it has closed the acquisition of the Integrated Contact Solutions (ICS) business unit and associated assets, including intellectual property, of eLoyalty Corporation.

ICS has more than 20 years of business and technical expertise in transforming customer management environments on behalf of large, multinational clients. ICS has deep roots in consulting, systems integration, and application development along with the ongoing oversight of large, complex, multi-channel data, telephony and converged IP-based customer management solutions leveraging both cloud- and premise-based environments.

The acquisition will add 50 clients to TeleTech’s base bringing its total clients to more than 150, many of which are in the Fortune 500.  As with previous acquisitions, TeleTech will fully leverage the sales opportunities within its expanded client base and believes its embedded base will continue to be a strong contributor to future growth.

ICS had fiscal 2010 revenue in excess of $54 million, characterized by long-term recurring relationships, with respect to the portion of the business that TeleTech has acquired. ICS will continue to operate under the eLoyalty brand, expanding TeleTech’s existing suite of cloud-based solutions with end-to-end capabilities spanning both hosted and fully managed customer collaboration environments. Additionally, ICS will benefit from leveraging TeleTech’s extensive global IP-based infrastructure as it continues to grow its share of the hosted market opportunity.

“The acquisition of ICS furthers TeleTech’s revenue diversification strategy into greater consulting and technology-based offerings that optimize the customer experience,” said Ken Tuchman, chairman and chief executive officer. “The combination of Peppers & Rogers Group’s independent consultative strength, ICS’s technological expertise and TeleTech’s operational excellence, each with more than a 20-year operating history, give us an unparalleled ability to bring strategy, technology and execution together to help our clients seamlessly deliver a truly transformative customer experience.

“TeleTech recognized the benefits of operating in a cloud-based architecture and pioneered the move to this environment back in 2003.  As clients increasingly look to TeleTech to provide an array of technology-enabled, customer-centric offerings, ICS is a natural extension of our ability to meet their needs while at the same time diversifying our revenue into greater technology-based solutions.”

Investor Contact	Media Contact
Karen Breen	Bob Livingston
303.397.8592	303.397.8958

The acquisition is expected to be immediately accretive to TeleTech’s earnings and TeleTech plans to provide an updated 2011 business outlook when it releases its second quarter results in early August.

ABOUT INTEGRATED CONTACT SOLUTIONS

Integrated Contact Solutions (ICS) line of business from eLoyalty has been designing and implementing Customer Interaction Solutions since 1990. Drawing on relationships with industry leaders, cross-functional ICS teams combine comprehensive services and industry-leading hardware and software to deliver best-in-class solutions that transform the customer experience.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s largest companies achieve their most ambitious goals.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, TeleTech’s approximately 44,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of professional services, revenue generation, customer innovation, enterprise innovation, hosted technology and learning innovation. For additional information, please visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: achieving estimated revenue from new, renewed and expanded client business as volumes may not materialize as forecasted, especially due to the global economic slowdown; achieving profit improvement in our International BPO operations; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients; our ability to execute our growth plans, including the successful integration of acquired companies and the sale of new products; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO services market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; risks associating with integrating strategic acquisitions; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost-effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, fires, pandemic, or terrorist—related events; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that adversely impacts our tax obligations, health care costs or the BPO and customer management industry. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

###